Exhibit 99.2

FMC CORPORATION
SUPPLEMENTAL Q&A                            ISSUED: October 31, 2012

Note: Due to the predicted impact of the storm on the Philadelphia area, FMC canceled its planned earnings release conference call for personnel safety reasons. We are providing the below supplemental commentary based on the types of questions we have been receiving from investors. Investors who have additional questions or concerns are encouraged to contact FMC Investor Relations at ir@fmc.com or +1-215-299-6119.

Agricultural Products Group

Q: What caused EBIT in your Agricultural Products Group to be so much higher than your guidance? Was there a pull-forward of demand or change in seasonality that will negatively impact 4Q12 or 1Q13?

The success of our APG business is due to a focus on innovation combined with best-in-class manufacturing costs and an emphasis on specialty crops. We continue to introduce new products, including 12 new products in North America this year alone. We are growing market share in key crops but also beyond our traditional strong positions in sugarcane and cotton. Our model is truly differentiated and continues to deliver strong results.

Sales and Earnings growth in APG in 3Q12 were primarily driven by higher volumes. There was no pull forward from 4Q12 or 1Q13. Mix improvement, principally higher value insecticide sales in North America, was also a benefit. Lower raw materials costs were a small benefit in the quarter.

Q: Can you provide an update on the progress of re-registering Bifenthrin and timing of resuming commercial sales?

In 2Q 2012, our bifenthrin insecticide was reapproved for use in the European Union. We were very pleased that bifenthrin was accepted for use in the EU and that its health and environmental profile met the EU's high standards. We have begun the process to reinstate bifenthrin registrations in all key member states. We will not have any EU bifenthrin sales in 2012 or 2013. We are now going through the country-level registration processes, in which we anticipate no issues other than in France. In France, despite EU approval, we are currently unsure as to when bifenthrin may return due to country-specific issues there. By 2014, we will resume selling bifenthrin in the EU and expect the steady state EBIT impact to be in the $10's of millions.

Specialty Chemicals Group

Q: What was the “unplanned downtime” in your Haugesund, Norway facility you reference in your call and script? How significant is the impact?

We had a process failure on one line at Haugesund that damaged some equipment and caused approximately two weeks of lost production spanning the last week of Q3 and the first week of Q4, as well as constrained production in the following several weeks. The impact of the incident was in the low single digits million dollars.

Q: What is happening with raw materials for BioPolymer?

We continue to see cost increases in specialty pulps used to produce MCC. We also experienced cost increases in certain seaweed grades used to produce carrageenan. However, we have been able to raise prices more than the amount of these cost increases.

Q: What were end-market demand trends in Lithium?

Our overall volume was down 6 percent in Lithium for Q3 2012 vs. the prior year quarter. This volume reduction resulted from the planned, extended outage in Argentina that constrained production in the quarter. Consistent with our long-term strategy to focus on higher-value segments, we reduced shipments to grease and ceramic frit segments in the quarter to preserve volumes for higher value segments (energy storage, pharmaceuticals, and polymer synthesis). Though we were volume constrained, overall market demand remains robust.

Q: What is the status of your Lithium operations in Argentina?

Our Lithium operations in Argentina experienced extreme weather conditions from December of last year through February of this year. The rains diluted our brine ponds, disrupted access to and from the site for vital supplies and equipment for our 30 percent capacity expansion, and disrupted ongoing operations.

We are pleased with the progress our Lithium team has made in stabilizing operations so that we can begin to gain volume benefit from our recent capacity expansion and return to more normalized operating efficiencies and unit costs. We expect to reach full run-rate at our expanded capacity, by sometime in the second half of the fourth quarter. (Note that our nameplate capacity has been increased from ~17k mt to ~22k mt.)

Industrial Chemicals Group

Q: Can you comment on end market demand trends in soda ash?

In North America, we are seeing mixed signals on demand. On the positive side, we have seen the startup of a new container glass plant in the Northwest (Bennu Glass in Kalama Washington). Housing starts are up 24 percent from 2011 and auto production is up 12.5 percent vs. 2011. The architectural billings index, which is indicative of commercial construction, is up 5 percent vs. 2011 and Chemical rail loadings are up by 4 percent YTD vs. 2011. On the negative side, we have seen at least two glass plants idled this year - one by NSG/Pilkington group in North Carolina and one by Asahi Glass in Tennessee. Both off these plants were impacted by the fall off in solar glass demand.

Export demand continued to be strong. We did experience some logistical constraints (e.g., ship failed to leave port as scheduled) at the end of the quarter that delayed some export shipments. We do expect to catch up on those shipments in 4Q12. We expect to operate at full capacity in the fourth quarter.

Q: What is happening with Soda Ash pricing?

Soda Ash prices overall were up in Q3 vs. the prior year period. Domestic prices showed continued year-on-year improvement. Export prices to all markets except Asia were also up, while overall export prices were flat year-on-year. In Asia, Soda Ash prices declined sequentially in the third quarter, as anticipated, and are now at levels below this time last year. The slowdown in soda ash demand growth in China has continued to impact export prices into the rest of Asia. Soda ash prices within China and Chinese export prices are both now at, or below, Chinese producers' cash costs. We anticipate that prices in Asia will rebound over the next one to two quarters due to a combination of demand recovery and the continued cost pressures related to energy, raw materials, labor, and currency appreciation. We believe we are at or very near the low point for soda ash pricing in Asia going into the fourth quarter.

We now expect our global average selling price for the full year to be up in the mid- to high-single digits on a $ per ton basis compared to 2011. We expect domestic prices to be up in the high-single digits. We expect export prices to be up in the mid-single digits, dampened by lower pricing in Asia.

Q: What happened with Soda Ash volumes in the quarter?

We experienced some logistical constraints (e.g., ship failed to leave port as scheduled) at the end of the quarter that delayed some export shipments. The delayed shipments were a primary reason volumes were down year-on-year for Q3. These shipments were made in Q4. As Granger capacity was on-line in Q4 2011, year-on-year improvement in soda ash in Q4 2012 will be driven by price with a very modest tailwind from the delayed shipments.

Q: What happened to margins in Peroxygens in the quarter?

Peroxygen margins were down in the quarter due to the poor performance of the zeolites product line which we are exiting by year-end.

Q: Can you provide some additional context on the zeolites product line and its impact on Q3 and Q4?

The zeolites product line is a regional business, principally serving the powder detergent market in Spain. This market has become oversupplied, with demand dropping due to increased consumer preference for liquid detergents and customers reformulating remaining powder detergents to versions using less zeolites. Combined with a surge of low-cost imports from Eastern Europe and China, this product line has become unsustainable for FMC.

The Zeolites product line represents roughly $10M in sales in 2012, with an associated EBIT loss of ~$2M. We expect an EBIT benefit of ~$1M per year going forward after the exit of this product line (net of stranded costs). There are also additional SG&A reductions in Europe in part related to this product line ext that will reduce costs by close to another $1M.

The exit of the Zeolites product line will result in the shutdown of our Alava, Spain manufacturing site.

Financial / General

Q: Inventory was up significantly this quarter. Why?

The increase in inventory was primarily due to an inventory build to fulfill projected 2012 and early 2013 season demand in Agricultural Products and to support continued growth across our businesses, particularly in Specialty Chemicals.

Q: Which end markets saw weakness in Europe?

Pharmaceutical ingredients (BioPolymer, Specialty Chemicals Group), commodity peroxygens / zeolites (Peroxygens, Industrial Chemicals Group), and Crop Protection Chemistry (Agricultural Products Group) all experienced weaker market demand in Europe in the quarter.

Q: Your capital spending guidance for full-year 2012 implies very high spending in Q4. What is driving this?

Our guidance does imply higher capital spending in Q4 as compared to the first three quarters of 2012. We continue to increase investment in the growth of our businesses, such as the new Thailand BioPolymer plant.

Q: To what extent did currency impact FMC's Q3 results?

Currency impacts on Q3 performance for FMC were modest. The negative impacts of changes in exchange rates reduced total company sales (in translation) by roughly 3 percent (or $25M) vs. the prior year period. This impact is primarily felt in our BioPolymer business, where FX was a ~4 percent year-on-year drag on sales growth in Q3, as well as in Peroxygens. At the EBIT line, the total impact of changes in exchange rates was approximately $3 million or $0.02 per share.